Exhibit 10(bb)

Notification Date: October 10, 2018

SEPARATION AGREEMENT & RELEASE
This is an Agreement between the General Electric Company (the “Company”) and John Flannery (the “Employee”).

1.	Separation Date and Consideration/Other Payments.

a.	Separation Date. The Employee’s employment with the Company ended on September 30, 2018 (the “Separation Date”).

b.
Severance Pay. The Company will pay the Employee severance in the amount of $ 4,250,000.00, which will be paid in equal installments on the Company’s regular pay dates for the twelve-month period beginning on the first pay period following the Separation Date (this period is the “Severance Period”). During the Severance Period, the Employee must be available to provide reasonable transition assistance and answer questions related to his Company employment, subject to the provisions of the final sentence of Section 5. Severance Pay will not be considered as compensation under the Company’s benefit plans and, except to the extent specifically provided in this Agreement, no service credits will be awarded for the Severance Period.

c.
Paid Time Off. The Employee understands and agrees that the consideration provided in this Agreement includes any paid time off and that he will not receive any payment for unused or accrued paid time off of any kind.

d.
Health Benefits. Following the Separation Date, the Employee can elect COBRA health care continuation coverage. If he timely does so, his cost for such coverage during the Severance Period will be the same amount as if he had remained actively employed, and such costs (premiums) will be deducted from any severance payments during the Severance Period. Following the Severance Period, the Employee will be solely responsible for the full cost of COBRA coverage, which the Employee must pay directly to the COBRA Administrator. Except as otherwise provided in this paragraph, the Company’s regular COBRA rules and procedures will apply.

e.
Life Insurance. The Company will discontinue premium payments on behalf of the Employee under the Executive Life Insurance Plan and/or Leadership Life Insurance Plan effective at the end of the current policy year. As these Policies are portable, they may be maintained solely by the Employee in his discretion.

f.
Stock Options. Any stock option grants the Employee has not held for at least one year as of the Separation Date will be cancelled. Any other options that would otherwise vest through December 31, 2020 will be vested as soon as practicable following the Separation Date. The Employee can exercise all vested options until the earlier of their expiration date(s) or December 31, 2020.

g.
Restricted Stock Units (RSUs). Any RSU grants the Employee has not held for at least one year as of the Separation Date will be cancelled. The restrictions on any other RSUs that would normally lapse through December 31, 2020 will lapse (i.e., those RSUs will be vested) as soon as practicable following the Separation Date.

h.
Performance Stock Units (PSUs). With the exception of 5/12 of the February 2018 PSU grant, any PSU grants the Employee has not held for at least one year as of the Separation Date will be cancelled. The restrictions on 5/12 (333,333 units) of the February 2018 grant and any other outstanding PSUs will remain eligible to lapse following the Separation Date, but the number of PSUs earned will be contingent upon satisfying the performance conditions set forth in such PSUs, and to the extent earned, will be payable in accordance with normal Company procedures.

i.
Executive Deferred Salary Plans. Payments from any Executive Deferred Salary Plan in which the Employee participated will be made after the Separation Date in accordance with the rules of the Plan. A schedule of such estimated payments is attached as an Exhibit .

j.
Deferred Incentive Compensation/AEIP. Employee’s deferred Incentive Compensation and/or deferred AEIP, if any, will be paid out in accordance with the rules of the applicable program. A schedule of such estimated payments is attached as an Exhibit.

k.	Allowance. The Employee will receive the Allowance described in the ALLOWANCE EXHIBIT to this Agreement and the Company agrees to the terms and conditions therein.

l.
2016-18 Long-Term Performance Award (LTPA). The Employee will be eligible to receive a pro rata payment under the 2016-18 LTPA Program equal to 33/36 of the award the Employee would have been eligible to receive if he remained employed during the entire award period. The payout will be based on factors set forth in the original performance award granted to the Employee and the payout, if any, will be paid at the end of the LTPA award period in accordance with the terms of the Program.

m.	Company Car. The Employee represents that he has already turned in his Company-provided car to the Company’s fleet services provider.

n.	Financial Planner. The Employee may continue to avail himself of the services of a Company-paid financial planner until December 31, 2018 in accordance with the terms of the program.

o.
Tax Equalization. The GE tax equalization policy will continue to apply on any form of Employee compensation that is assignment-related or is otherwise taxable relating to or arising out of the Employee’s assignment activities on behalf of the Company. This includes equity gains accrued during the assignment period. A final tax equalization calculation must be prepared by the preferred global tax provider for each year (or part of a calendar year) in which assignment-related income was received by the Employee. In accordance with the Company’s tax equalization policy (which terms will control), during the tax equalization period, the Employee agrees: (a) to cooperate with the Company’s preferred global tax provider to prepare the Employee’s home and host country income tax returns, at the Company’s expense, (b) to reimburse the Company for any refunds or payments from the tax authorities that are related to, or previously paid by, the Company under the Company’s tax equalization policy, (c) that any amounts the Company may owe the Employee, less any applicable social and income tax withholdings, will be paid to the Employee’s bank account, and (d) that any host country taxes that relate to the Employee remaining in the host country post the Separation Date will be the sole obligation of the Employee.

p.
Spin-Off. In connection with any spin-off or similar transaction involving any business of the Company or its affiliates, the Employee’s equity compensation and performance goals shall be adjusted consistent with other similarly situated former employees.

q.	Indemnification. The Company shall provide indemnification under its bylaws and D&O insurance to the Employee on terms not less favorably than for its current directors and officers.

2.	Employee Acknowledgments and Representations. The Employee acknowledges, represents and agrees:

a.
Receipt of Wages and Benefits. Except as stated above, Employee agrees that he has received all wages and compensation due to him. He is not entitled to certain of the payments and benefits he is receiving under this Agreement, except as a result of his agreement to the terms herein. Employee agrees that those payments and benefits are sufficient consideration for this Agreement.

b.	Taxes & Withholdings. All payments and benefits received under this Agreement are subject to applicable taxes and withholdings.

c.
Time to Review & Revoke. The Employee has 21 days to consider this Agreement, and his waiver of rights under the Age Discrimination in Employment Act, as amended, before signing it, and can revoke this Agreement within 7 days after signing it by sending written notice of that revocation to the Company’s Senior Vice-President, General Counsel (the day following this revocation period is the “Effective Date” of this Agreement). Employee also agrees that he has had the opportunity to consult with an attorney of his choice before signing it.

d.
Disclosure of Past and Present Claims. The Employee is not aware of (or has already disclosed to the Company orally or in writing) any conduct by the Company or any of the Releasees of which the Company is not otherwise aware that he has any reason to believe violates any domestic or foreign law or regulation or Company policy, or involves or may involve false claims to the United States.

e.
Alternative Dispute Resolution. The Employee agrees that his agreement to Solutions or any applicable prior internal Company alternative dispute resolution process (for purposes of this Agreement collectively called “Company ADR”) remains in effect. Employee further agrees to submit to the Company ADR any claims not released by this Agreement and covered by the Company ADR, or any claims that arise after the date the Employee signs this Agreement, to the maximum extent permitted by law, including but not limited to, disputes about the Agreement itself. The Employee understands he is giving up the right to a jury trial for such claims and that all such claims submitted to final and binding arbitration pursuant to the Company ADR will be decided solely by an arbitrator. Employee may ask the Company’s Senior Vice-President, Human Resources for another copy of the Company ADR process.

f.
Company’s Reliance on Employee Representations. The Employee understands that the Company is relying on the Employee’s representations and obligations contained in this Agreement, including but not limited to his Release of Claims.

3.
Confidentiality of Agreement. Unless compelled by law to do so, the Employee has not, and will not, discuss this Agreement with anyone other than his spouse, legal or financial advisor, or U.S. governmental officials who seek such information as part of their official duties. If a third-party requests or demands that the Employee disclose or produce this Agreement or any terms or conditions in it, the Employee will not take any action related to such request or subpoena without first notifying the Company and giving it a reasonable opportunity to respond.

4.
Release of Claims. In return for the consideration provided by this Agreement, the Employee, his heirs, assigns, and agents waive and release all waivable claims of any kind (whether known or unknown, and including those under the Age Discrimination in Employment Act (ADEA)) that the Employee may have against Releasees (defined below), which arise from or relate to his employment and/or the termination of his employment with the Company. The released/waived claims include, but are not limited to, any and all claims that Releasees discriminated, harassed or retaliated against the Employee on the basis of race, color, religion, national origin, sex (including pregnancy), sexual orientation, gender identity/expression, age, disability, veteran status or other characteristic or activity protected by law, violated any GE policies, procedures, covenants or express or implied contracts of any kind, violated any public policy, statutory or common law (including tort), or are in any way obligated to pay him damages, expenses, costs or attorneys’ fees in relation to an alleged violation of any waivable local, state* or federal law.

Releasees include the Company, its predecessors, successors and assigns, their current and former direct and indirect parents, affiliates, subsidiaries, divisions, and related business entities, and their current and former officers, directors, shareholders, employees, agents, representatives and employee benefit programs (including the trustees, administrators, fiduciaries and insurers of such programs). This Release does not waive any rights or claims under this Agreement, that may arise after the date the Employee executes this Agreement, or that cannot be lawfully released. This Release does not modify or affect any vested benefits to which the Employee may be entitled under the terms of the GE Pension Plan and/or GE Retirement Savings Plan and/or any rights Employee may otherwise have to indemnification (including advancement of expenses) under the Company’s certificate of incorporation or bylaws or coverage under the Company’s directors’ and officers’ insurance.

This Release is not intended to prevent or discourage the Employee from filing a claim or charge or participating in an investigation or proceeding of a governmental agency, including any state or federal fair employment practices agency and law enforcement authorities, but he is waiving all rights to monetary, injunctive or other personal relief that may result from that process to the maximum extent permitted by law; provided however that this waiver shall not apply to participation in any investigation or proceeding conducted by the U.S. Securities and Exchange Commission or other agency that precludes such a waiver. The Employee also understands that this Release does not prohibit him from discussing his compensation with others; or reporting conduct to, providing truthful information to, or participating in any investigation or proceeding conducted by any federal or state government agency or self-regulatory organization.

5.
Employee Availability. The Employee agrees to make himself reasonably available to the Company to respond to requests for information related to his employment with the Company. The Employee will fully cooperate with the Company in connection with existing

* Including but not limited to claims under the laws of the state(s) in which Employee resides, is employed by the Company and in which the Company is incorporated and does business. This release waives claims under the New Jersey Conscientious Employee Protection Act, claims under the Massachusetts Wage Act such as claims for unpaid or late payment of wages, unpaid overtime, vacation payments, commission payments, meal period violations and unpaid tips, and California employees also specifically waive all rights and benefits under Section 1542 of the California Civil Code, which states: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.” The term “creditor” in the above quote refers to the employee and the term “debtor” refers to the employer. Pursuant to the West Virginia Human Rights Act, West Virginia employees who need an attorney may call the West Virginia State Bar Association at (866) 989-8227.

or future litigation or investigations brought by or against the Company or any Releasees, whether administrative, civil or criminal in nature. The Company will reimburse the Employee for reasonable out-of pocket expenses he incurs as a result of such cooperation. The Employee’s obligation to perform services described under this Section 5 (and the second sentence of Section 1.b.) shall take into account Employee’s personal and professional obligations and shall in no event exceed 20 hours per month or 24 months after the Effective Date.

6.
Non-Disparagement. The Employee agrees, subject to any obligations he may have under applicable law or legal process, that he will not make or cause to be made any statements or take any actions that disparage or in any way damage the reputation of the Company or any of its affiliates, subsidiaries, officers, Senior Executives, directors or, as a group, employees. The Employee understands that nothing in this paragraph prevents him from disclosing statements, of any nature, regarding possible violations of law or regulation to government agencies or authorities or otherwise making such statements in response to legal action.

7.
Return of Company Property. The Employee agrees that he has, or as of December 15, 2018 will have, returned to the Company all Company property or equipment in his possession, including but not limited to: any documents (whether in electronic or hard copy), computer, computer related hardware, external data storage or other memory device, phone, tablet, printer, scanner, credit card, keys, and security badge assigned to him. The Employee agrees that as of the Separation Date he will have submitted the appropriate T&L expense reports for any expenses on his/her corporate credit card.

8.
Confidential Information. The Employee acknowledges that the Employee Innovation and Proprietary Information Agreement (“EIPIA”) he signed will remain in full force and effect. The Employee understands that nothing herein prevents the Employee from disclosing a trade secret or other confidential and proprietary information of the Company (“Confidential Information”) when reporting, in confidence, potential violations of law or regulation to U.S. government authorities, including but not limited to the Department of Justice and the Securities and Exchange Commission, or to a U.S. court. The Employee represents that he has not and will not copy, transfer or take any GE Confidential Information to any external storage device, external personal email or disclose in any other manner without written approval by the Company’s Senior Vice-President, General Counsel. GE Confidential Information includes but is not limited to documents and data containing work product that the Employee or others prepared for the Company during his employment. Confidential Information does not include materials of a solely personal or social nature or documents that relate to Company-provided compensation or benefits received by the Employee or his dependents. If the Employee has any questions regarding what he can/cannot copy, transfer or take, he will raise those questions to the Company’s Senior Vice-President, General Counsel prior to signing this Agreement. If the Employee has previously copied, transferred or taken Confidential Information, he will tell the Company, permit the Company to retrieve such information in a forensically sound manner, and allow and/or assist the Company, or its designee, to permanently delete the data from his personal computer or other storage. It shall not be a violation of the foregoing for Employee to retain information about his compensation or the Company’s compensation and benefits plans, programs, policies, agreements and arrangements.

9.
Non-Solicitation. Employee agrees that up until the Separation Date and continuing for two years following that date, he will not, without prior written approval from the Company’s Senior Vice-President, General Counsel: (a) directly or indirectly solicit or encourage any person who is an employee of the Company to terminate his or her employment relationship with, or accept any other employment outside of, the Company; (b) directly hire, or recommend or cause to be hired by an entity for which the Employee works, any person who is, or was within 12 months before or after the Separation Date, an employee of the Company; or (c) provide any non-public information regarding an employee of the Company to any external person in connection with employment outside the Company, including, but not limited to, recruiters and prospective employers. Notwithstanding the foregoing, nothing herein shall prohibit Employee, on his own behalf or on behalf of others, from (a) soliciting or hiring employee’s pursuant to a generalized solicitation not targeted at Company employees, (b) serving as a reference to employees, or (c) soliciting or hiring anyone who was terminated by the Company in a Company initiated termination or a termination for the benefit for the Company.

10.
Non-Competition. The Employee agrees that for one year following the Separation Date, he will not, for or on behalf of himself or any person or entity with which he may become associated in any manner, whether as a partner, owner, employee, agent, consultant or otherwise, enter into or accept an employment position, provide services to, consult with, or engage in any other business arrangement with United Technologies, Siemens , Philips Healthcare, Canon/Toshiba, Merck, MilliporeSigma, Thermo-Fischer, Danaher or Honeywell. The parties agree that this Section 10 shall not prohibit the Employee from engaging in passive investments of not more than three percent (3%) of the outstanding shares of, or any other equity interest in, any company or entity listed or traded on a national securities exchange or in an over-the-counter securities market.

11.
Breach by Employee. The Company’s obligations to the Employee after the Effective Date are contingent on the Employee fulfilling his obligations under this Agreement. Employee acknowledges and agrees that any breach by him of the obligations under this Agreement inevitably would cause substantial and irreparable damage to the Company and its subsidiaries, for which money damages may not be an adequate remedy.  Accordingly, Employee acknowledges and agrees that the Company will be entitled to an injunction and/or other equitable relief, without the necessity of posting security, to prevent the breach of such obligations. If the Company proves a breach in court or arbitration, the Employee shall indemnify and hold the Company harmless from any loss, claim or damages, including without limitation all reasonable attorneys’ fees, costs and expenses incurred in enforcing its rights under this Agreement as well as repay all compensation and benefits (other than those already vested) paid as consideration under the terms of this Agreement, except to the extent that such reimbursement is prohibited by law or would result in the invalidation of the release above.

12.
Severability of Provisions. If a court or arbitrator holds that any provision in this Agreement is legally invalid or unenforceable, and cannot be modified to be enforceable, the affected provision will be stricken from the Agreement and the remaining terms of the Agreement and its enforceability shall remain unaffected; provided, however, if the Employee challenges the validity or enforceability of the Release in paragraph 4 above, and as a result of such challenge the Release is deemed invalid or unenforceable, the Company shall have no further obligations under this Agreement.

13.
Compliance with Section 409A of the Internal Revenue Code. This Agreement is intended to satisfy the requirements of Section 409A of the Internal Revenue Code (and any related guidance issued by the IRS or the Treasury Department), so as to avoid the imposition of any additional taxes, penalties or interest under those rules. Accordingly, the Company will modify this Agreement to the extent necessary to avoid the imposition of any such additional taxes, penalties or interest. In the unlikely event that this need arises, the Company will take reasonable efforts to provide advance notice to the Employee. All payments under this Agreement will be delayed to the extent necessary to comply with the rules in Section 409A(a)(2)(B)(i) (generally requiring a delay of six months after separation from service for certain payments made to top-50 officers determined in accordance with Company rules).

14.
Benefits Plans. The Company reserves the right to terminate, amend, suspend, replace or modify any of its benefit plans and compensation programs at any time and for any reason, and the Employee will be subject to any such termination, amendment, suspension, replacement, or modification. If a plan or program is terminated, the Employee will not receive any further benefits under that plan/program, other than payment for benefits for services or coverages incurred before it was terminated. This paragraph shall not alter any vested benefits to which the Employee may be entitled under the terms of the GE Pension Plan and/or GE Retirement Savings Plan as modified and/or enhanced by this Agreement. In addition, to the extent any of the provisions in this Agreement conflict with the terms and conditions of any Company plan document, award agreement or grant agreement, the provisions in this Agreement (and not those documents) shall be controlling, otherwise the terms and conditions of the plan documents apply.

15.
Entire Agreement. This Agreement sets forth the entire agreement and understanding between the parties. Except as specifically provided in Section 2.d. of this Agreement, the parties agree they have not relied on any oral statements that are not included in this Agreement. This Agreement supersedes all prior agreements and understandings concerning the subject matter of this Agreement, other than as described in this Agreement. Any modifications to this Agreement must be in writing, must reference this Agreement, and must be signed by the Employee and an authorized employee or agent of the Company.

16.	Applicable Law. This Agreement shall be construed, interpreted and applied in accordance with the law of the State of New York.

17.	Format. The Employee and the Company agree that a facsimile (“fax”), photographic, or electronic copy of this Agreement shall be as valid as the original.

I acknowledge that I understand the above agreement includes the release of all claims. I understand that I am waiving unknown claims and I am doing so voluntarily and intentionally.

John Flannery                 GENERAL ELECTRIC COMPANY

By: /s/ John Flannery     _/s/ Raghu Krishnamoorthy________

Date: 10/26/18     Date:__10/29/18________________

SSO: ____________________

ALLOWANCE EXHIBIT

Deferred Termination Allowance
Employee must sign both the Agreement and the Allowance Exhibit to receive the allowance.
Name:     John Flannery        SSO No.
I hereby agree to accept a deferred termination allowance (the “Allowance”), the effect of which is to vest me in the pension I would have earned under the GE Supplementary Pension Plan had I satisfied the age 60 eligibility condition as of my Separation Date. The Company has previously provided me with a schedule setting forth the estimated amounts, upon which Employee has relied in entering into this Agreement. This Allowance will be based on my compensation history as of the Separation Date and pensionable service through the Severance Period, and will be payable starting as of the first day of the month following my attainment of age 60. If I die before this Allowance begins and a pre-retirement survivor annuity is payable to my surviving spouse under the GE Pension Plan, a pre-retirement survivor annuity will be payable in accordance with the GE Supplementary Pension Plan based on this Allowance. I understand that the present value of this Allowance represents wages that are subject to Social Security and Medicare taxes, which I will be obligated to pay at age 60. I agree that I am responsible for my share of these and all other applicable taxes that may apply at any time. I understand that the granting of this Allowance is conditioned upon my electing optional retirement to begin on the first of the month following the attainment of age 60 under the GE Pension Plan, upon my agreement not to withdraw my contributions plus interest credited thereon under that Plan and upon my agreement not to elect the accelerated payment option under that Plan.

I understand that this Allowance may be terminated at any time by the Management Development and Compensation Committee of the Board of Directors if the Committee in its sole discretion determines that I or, after my death any surviving spouse, has acted or is acting in any way inimical to the interests of the Company; provided, that nothing that is permitted under the terms of the Agreement shall be considered inimical to the interest of the Company. The Board of Directors may reduce, suspend or terminate this Allowance at any time in its discretion. In any event, this Allowance will be terminated if I am reemployed by the Company or any of its affiliates or subsidiaries.

Signed	/s/ John Flannery
John Flannery

Date	10/26/18